Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
(781) 741-4019

Cara O’Brien – Investor Relations
Melissa Merrill – Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS REPORTS PRELIMINARY, UNAUDITED FOURTH
QUARTER AND FULL YEAR EARNINGS,
IN LINE WITH FIRST CALL CONSENSUS ESTIMATES

Company Provides 2005 Outlook

     Hingham, MA, March 9, 2005— The Talbots, Inc. (NYSE:TLB) today reported preliminary, unaudited operating results for the thirteen-week and fifty-two week periods ended January 29, 2005, compared to the thirteen-week and fifty-two week periods ended January 31, 2004.

     Like many companies in the retail industry, the Company is reviewing its current accounting for leases. Based on this review, the Company expects to restate its previously reported financial statements as applicable. All results presented in the press release are preliminary and unaudited and such results, including our outlook information, exclude the impact of such review. The Company currently believes that the earnings impact in any given period will not be significant and that these adjustments will not change historical or future cash flows.

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     In addition, during the fourth quarter, the Company changed the reporting for its Classic Awards customer loyalty program. This change reduced revenue with a corresponding reduction to selling, general and administrative expenses and cost of goods sold. This reclassification now aligns our reporting with the current industry trend and does not impact the Company’s operating income, net income or earnings per share. The Company’s results for all periods presented have been reclassified to conform to the current presentation.

     Preliminary net income for the fourth quarter was $16.0 million, compared to $22.0 million for the fourth quarter of fiscal 2003. Preliminary earnings per share for the period decreased 24% to $0.29 per diluted share, compared to $0.38 per diluted share for the same period last year.

     Net sales in the fourth quarter increased 11% to $470.7 million, compared to $422.7 million last year. Retail store sales increased 10% to $401.0 million from $364.7 million last year. Included in retail store sales was an increase in comparable store sales of 4.4% for the thirteen-week period ended January 29, 2005. Catalog sales increased 20% to $69.7 million from $58.0 million in the prior year period.

     For the fifty-two week period, preliminary net income was $96.4 million, an 8% decrease from the $104.7 million reported for fiscal 2003. Preliminary earnings per share decreased 6% to $1.71 per diluted share compared to $1.81 last year. Net sales increased 6% to $1,697.8 million versus $1,594.8 million last year. Retail store sales increased 7% to $1,454.6 million from $1,363.0 million in fiscal 2003. Included in retail store sales was an increase in comparable store sales of 1.7% for the fifty-two week period. Catalog sales were up 5% to $243.2 million versus $231.8 million last year.

     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We reported fourth quarter earnings per share of $0.29, in line with our expectations and the First Call consensus estimate. In the period we saw healthy comparable store sales growth of 4.4% and a 20% increase in our catalog business compared to the prior year. Much of this strength came from robust markdown selling throughout our very successful post-Christmas semi-annual clearance event, which helped to clear excess inventory.”

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     “For the full year, we achieved earnings per diluted share of $1.71, which includes a tax benefit of $0.14 per share, as a result of the favorable resolution of certain prior year income tax issues. This compares to the $1.81 reported last year, ” continued Mr. Zetcher.

     “Regarding the 2005 spring season, we are pleased with our customers’ early positive response to our new assortments, with February comps increasing 8.1%. We are supporting our merchandise offerings with a comprehensive brand advertising campaign that includes national television and print advertising, complemented with a variety of special traffic driving events.”

     “Looking at the full year 2005, we currently expect to open a total of approximately 50 new stores, on top of an increase of 75 new stores in fiscal 2004. In addition, at this time our 2005 financial plan calls for a modest increase in reported earnings per diluted share compared to 2004; however, on a proforma basis reflects an increase of approximately 13% over prior year. This growth in proforma earnings per diluted share, as referenced on the attached table, excludes both the tax benefit of $0.14 per share realized in fiscal 2004, and the estimated $0.06 per share charge for expensing stock options beginning in the second half of fiscal 2005.”

     “In closing, we believe we are well positioned for a year of healthy growth and profitability,” concluded Mr. Zetcher.

     As previously announced, Talbots will host a conference call today, March 9, 2005 at 10:00 am local time to discuss fourth quarter and year-end results. To listen to the live web cast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until March 11, 2005. This call may be accessed by dialing (888) 274-8335.

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     Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,049 stores – 519 Talbots Misses stores, including 20 Talbots Misses stores in Canada and four Talbots Misses stores in the United Kingdom; 286 Talbots Petites stores, including four Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 71 Talbots Kids stores; 96 Talbots Woman stores, including three Talbots Woman stores in Canada; 11 Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation circulated approximately 46 million catalogs worldwide in fiscal 2004. Talbots on-line shopping site is located at www.talbots.com.

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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “would,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.

     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.

     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including finalization and completion of the 2004 audit, the impact, risks and adjustments resulting from the finalization and completion of the lease accounting review and the audit of such adjustments, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions including its spring 2005 fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, retail economic conditions including consumer spending, consumer confidence and a continued uncertain economy, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.

     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations,” and you are urged to carefully consider all such factors.

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(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts In Thousands Except Per Share Data)
(Unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
	(13 weeks)	(13 weeks)*	(52 weeks)	(52 weeks)*
Net Sales	$470,725	$422,671	$1,697,843	$1,594,790

Costs and Expenses:
Cost of sales, buying and occupancy	326,693	281,637	1,091,331	992,778
Selling, general and administrative	117,573	105,506	462,705	432,424

Operating Income	26,459	35,528	143,807	169,588

Interest:
Interest expense	910	495	2,616	2,402
Interest income	104	120	506	307

Interest Expense — net	806	375	2,110	2,095

Income Before Taxes	25,653	35,153	141,697	167,493

Income Taxes	9,621	13,183	45,301	62,810

Net Income	$16,032	$21,970	$96,396	$104,683

Net Income Per Share:

Basic	$0.30	$0.39	$1.75	$1.85

Diluted	$0.29	$0.38	$1.71	$1.81

Weighted Average Number of Shares of Common Stock Outstanding (in thousands):

Basic	53,547	56,378	54,969	56,531

Diluted	54,625	57,771	56,252	57,901

Cash Dividends Paid Per Share	$0.11	$0.10	$0.43	$0.39

*	Amounts have been reclassified to conform to fiscal 2004 presentation.

Talbots
Regulation G Reconciliation
Reconciliation of GAAP Earnings Per Share to Non-GAAP Proforma Earnings Per Share

	2005	2004	Year over Year
	Financial Plan	Actual *	Growth (%)
GAAP Earnings Per Share, as reported	$1.71-$1.73	$1.71	0 - 2%

less tax benefit realized in 2004		($0.14)

add back estimated stock option expense for 2005	$0.06

Proforma Earnings Per Share	$1.77-$1.79	$1.57	13 - 14%

*	2004 Actual is unaudited and unadjusted for lease accounting matters which have not been finalized.